Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

SECOND QUARTER 2011 FINANCIAL RESULTS

Los Angeles, CA, August 3, 2011/Business Wire/ – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•	In April, the Company raised net proceeds of $271.8 million from the follow-on offering of 15.35 million shares of the Company’s common stock at a price of $18.50 per share.

•	Announced five new transactions during the second quarter totaling investments of approximately $170 million.

•

Second quarter 2011 net income increased from $7.4 million in the prior quarter to $8.0 million, or $0.25 per basic and diluted share, which does not reflect the normalized results of our recent investment activity, but accounts for the full amount of shares issued in our recent follow-on offering.

•	Declared and paid a second quarter dividend of $0.32 per share of common stock.

•

Subsequent to quarter end, the Company: (i) invested and committed to two new loan portfolio acquisitions totaling approximately $64 million, and together with the second quarter transactions, represents the deployment of approximately 86% of the net proceeds from the follow-on offering completed in April 2011; (ii) participated in a secondary public offering of First Republic Bank common stock selling $9 million of our position at over two times our original acquisition basis; and (iii) executed a mandate letter with a bank to amend and significantly upsize our existing credit facility.

Second Quarter Operating Results

For the second quarter of 2011, equity in income of unconsolidated joint ventures and interest and other operating income contributed $9.4 million and $3.9 million, respectively, to total income of $13.3 million. Total expenses for the quarter were $4.6 million. Administrative expenses accounted for $1.5 million, of which administrative expenses reimbursed to the Company’s external manager were $0.5 million. As a result, during the second quarter of 2011, the Company reported net income attributable to common stockholders of $8.0 million, or $0.25 per basic and diluted share.

“We were very active in the second quarter, completing five new transactions that are consistent with our target risk and return profile, as we continued to invest across a variety of loan acquisitions and originations,” said Richard Saltzman, the Company’s President and Chief Executive Officer. “Including the two additional transactions we completed and committed to in July, we expect to have fully deployed the equity capital from our recent follow-on offering before the end of the third quarter and to have normalized earnings from these recent investments by the fourth quarter.”

Capital Markets and Financing Activity

In April 2011, the Company closed the sale of 15,350,000 shares of its common stock, including the exercise of the underwriters’ overallotment option, and selling stockholders sold 750,000 shares at $18.50 per share. Total net proceeds to the Company were $271.8 million, net of underwriting discounts and commissions and offering expenses.

In July 2011, the Company executed a mandate letter and term sheet with Bank of America, N.A. to amend and restate its existing credit agreement to significantly increase the availability of the facility. The Company expects to complete the amendment and restatement prior to the one-year anniversary of the current credit facility which is on September 16, 2011.

Investment Activity

Second Quarter Activity

•

Participated in the acquisition of a portfolio of 648 performing and non-performing loans with an unpaid principal balance of approximately $388 million from a U.S. commercial bank. The purchase price for the portfolio was approximately $198 million, or approximately 51% of the portfolio’s unpaid principal balance, and the portfolio consists of substantially all first mortgage, recourse loans. The Company, together with investment funds managed by affiliates of its manager, acquired the portfolio unleveraged on June 30, 2011. The Company’s pro rata share of the purchase price was approximately $64 million, which represents a 32.5% interest in the portfolio. The loan portfolio is approximately 50% performing and 50% non-performing by unpaid principal balance and is geographically concentrated in the Midwest.

•

Participated in the origination of $400 million of mezzanine debt, which consists of four $100 million mezzanine loan tranches on June 28, 2011. The mezzanine debt, of which the Company’s pro rata share is $60 million, is part of a $1.4 billion financing used to partially fund a financial sponsor’s acquisition of 107 assets out of Centro Properties Group’s 593-asset retail portfolio. The Company’s participation represents a 20% interest in the most senior and two most junior tranches of the mezzanine debt. The Company’s combined loan investment is scheduled to mature in July 2016, bears interest at a weighted-average rate of 9.75% per annum and has an expected yield-to-maturity of approximately 10%. The loan collateral includes pledges of equity interests in 107 primarily grocery-anchored shopping centers located in 27 states, which collectively comprise more than 16 million square feet of gross leasable area.

•

Participated with affiliates of the Company’s manager in the origination of a $27.2 million first mortgage loan in connection with the acquisition of a master planned development and an option to acquire lots in another master planned development, all of which are located in Southern California. The loan is collateralized by finished, partially completed and entitled lots and is guaranteed by the borrower entities. The loan has a five-year term, bears interest at a fixed rate of 12% per annum, of which 5% may be paid-in-kind, and requires quarterly interest payments commencing on June 30, 2011. The loan included an upfront $396,000 origination fee and may be prepaid, subject to certain prepayment fees. After full repayment of the loan, net cash flow from the development will be split between the Company and its affiliates and the borrowers according to the joint venture agreement, pursuant to which the Company and its affiliates may receive up to an 18% profit participation. On May 23, 2011, the Company contributed approximately $13.4 million for its 50% ownership interest in the loan.

•

Acquired a senior interest in a series of tax-exempt bonds secured by a 760-unit, multifamily property located in Georgia on June 30, 2011. At closing, the bonds financed the acquisition of the property by an institutional real estate firm. The Company’s interest, together with its joint venture partner’s interest in the bonds, was acquired for $28 million, representing a loan-to-value of approximately 70%. The property was acquired by the borrower at a significant discount to replacement cost and approximately 25% below the previous owner’s basis. The bonds have a six-year term, require semi-annual interest payments of Securities Industry and Financial Markets Association (“SIFMA”) Municipal Swap Index plus 3.25% commencing December 1, 2011 and may be prepaid, subject to certain fees. This bond purchase represents the first of several tax-exempt bond purchases and/or bond originations that are intended to be warehoused, pooled together and subsequently securitized. Following a potential securitization, the Company expects to retain a subordinated “b-piece” interest with a targeted yield in excess of 12%.

•

Increased the Company’s existing ownership in the Cushman ADC FDIC Portfolio on June 30, 2011 by acquiring a 6.75% interest from a limited partner in the joint venture for $4.0 million and a deferred contingent payment amount of approximately $150,000.

Activity Subsequent to Second Quarter

•

The Company has committed approximately $34 million to the acquisition of a portfolio of performing and non-performing loans secured mostly by real estate. The investment is expected to close in August.

•

In July, the Company participated in the acquisition of a portfolio of five first mortgage non-performing commercial real estate loans with an aggregate unpaid principal balance of approximately €342.8 million from a consortium of German banks. The purchase price for the portfolio was €65.3 million, excluding transaction costs, or approximately 19% of the unpaid principal balance of the loans. The Company’s pro rata share of the purchase price is approximately €20.9 million (exclusive of the Company’s pro rata share of transaction costs), which represents a 32.1% ownership interest. The loans are collateralized by five properties located in Berlin and Frankfurt consisting of three office buildings, one retail property and one infill development site.

•

In early July, as part of First Republic Bank’s secondary offering of 13,000,000 shares of common stock, ColFin FRB Investor, LLC (“FRB Investor”), a joint venture between the Company and investment funds managed by affiliates of the Company’s manager, sold 5,000,000 shares of First Republic Bank’s common stock. The Company expects to recognize a gain from the transaction of approximately $3.8 million in the third quarter of 2011. Following this offering, FRB Investor owns a 15.6% interest in First Republic Bank, and the Company owns an approximate 0.9% indirect interest in First Republic Bank through its interest in FRB Investor.

Book Value

The Company’s GAAP book value per common share was $18.38 on June 30, 2011 after giving full effect to the deferred underwriting expenses and the 15.35 million additional shares issued in connection with the Company’s public common stock offering in April 2011, compared to GAAP book value of $19.16 per common share on December 31, 2010. As of June 30, 2011, the Company had 32,909,000 shares of common stock outstanding. The deferred underwriting expenses relate to the Company’s initial public offering, whereby the Company’s manager paid $5.75 million of the underwriting discounts and the underwriters in the initial public offering deferred receipt of $5.75 million in underwriting discounts. The Company has agreed to reimburse its manager, by issuing stock, for the underwriting expenses it paid and to pay the underwriters their deferred underwriting discounts, in cash, if, during any period of four consecutive calendar quarters during the 24 full calendar quarters after the initial public offering, the Company’s Core Earnings for any such four-quarter period exceeds an 8% performance hurdle rate.

Fair Value

If the Company accounted for all of its financial assets and liabilities at fair value, the net fair value of the Company’s financial assets and liabilities at June 30, 2011 would have been $49.5 million in excess of the net carrying value of the Company’s financial assets and liabilities as of the same date.

Core Earnings

Colony Financial’s Core Earnings, a non-GAAP financial measure, was $8.1 million, or $0.25 per basic and diluted share, for the second quarter of 2011. Core Earnings is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

Dividend

The Company’s Board of Directors declared a dividend of $0.32 per share of common stock for the quarter ended June 30, 2011. The dividend was paid July 15, 2011, to shareholders of record on June 30, 2011. The Company’s dividend policy is set by its Board of Directors and will be evaluated on a quarterly basis based upon the deployment of the Company’s capital and its taxable earnings and cash flow.

Conference Call

Colony Financial will host a conference call at 7 a.m. PT / 10 a.m. ET on Thursday, August 4, 2011, to discuss results for the quarter ended June 30, 2011. To participate in the event by telephone, please dial (877) 941-2068 five to ten minutes prior to the start time (to allow time for registration) and use conference ID 4452518. International callers should dial (480) 629-9712. A digital replay will be available beginning August 4, 2011, at 10 a.m. PT / 1 p.m. ET, through August 18, 2011, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 4452518. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed under Events in the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate finance and investment company that is focused primarily on acquiring and originating commercial real estate loans and real estate-related debt at attractive risk-adjusted returns. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). Colony Financial has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Colony Financial is a component of the Russell 2000® and the Russell 3000® indices. For more information, visit www.colonyfinancial.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking: business and investment strategy; investment portfolio; projected operating results; ability to obtain financing arrangements; financing and advance rates for the Company’s target assets; general volatility of the markets in which the Company invests; expected investments; expected co-investment allocations and related requirements; interest rate mismatches between the Company’s target assets and its borrowings used to fund such investments; changes in interest rates and the market value of the Company’s target assets; changes in prepayment rates on the Company’s target assets; effects of hedging instruments on the Company’s target assets; rates of default or decreased recovery rates on the Company’s target assets; the degree to which the Company’s hedging strategies may or may not protect the Company from interest and foreign exchange rate volatility; impact of changes in governmental regulations, tax law and rates, and similar matters; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the 1940 Act; availability of investment opportunities in mortgage-related and real estate-related investments and other securities; availability of qualified personnel; the Company’s understanding of its competition; and market trends in the Company’s industry, interest rates, real estate values, the debt securities markets or the general economy.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (“SEC”) on March 7, 2011, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 10, 2011, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Andrew Blazier

(310) 829-5400

andrewb@addocommunications.com

Media Contact:

Kristin Celauro

Owen Blicksilver P.R., Inc.

(732) 433-5200

kristin@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2011 (Unaudited)	December 31, 2010
ASSETS
Investments in unconsolidated joint ventures	$354,220	$248,750
Cash	86,146	66,245
Loans receivable, net	169,548	69,929
Beneficial interests in securities	28,000	—
Other assets	22,300	5,533

Total assets	$660,214	$390,457

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$—	$20,000
Secured financing	13,928	14,000
Accrued and other liabilities	6,015	3,380
Due to affiliates	3,063	2,214
Dividends payable	10,531	6,084
Deferred underwriting discounts and commissions payable to underwriters	5,750	5,750
Deferred underwriting discounts and commissions reimbursable to Manager	5,750	5,750

Total liabilities	45,037	57,178

Commitments and contingencies

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 32,909,000 and 17,384,000 shares issued and outstanding, respectively	329	174
Additional paid-in capital	602,226	330,777
Retained earnings	458	1,152
Accumulated other comprehensive income	1,855	936

Total stockholders’ equity	604,868	333,039
Noncontrolling interest	10,309	240

Total equity	615,177	333,279

Total liabilities and equity	$660,214	$390,457

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Income
Equity in income of unconsolidated joint ventures	$9,416	$5,323	$17,900	$9,238
Interest income	3,508	454	5,673	624
Other operating income	346	—	907	—

Total income	13,270	5,777	24,480	9,862

Expenses
Base management fees	2,228	799	3,524	1,459
Investment expenses	112	181	481	280
Investment expenses reimbursed to affiliate	211	—	529	—
Interest expense	486	—	996	—
Administrative expenses	1,049	870	2,174	1,770
Administrative expenses reimbursed to affiliate	484	299	874	570

Total expenses	4,570	2,149	8,578	4,079

Unrealized loss on common stock warrants	(46)	—	(46)	—
Foreign exchange loss, net of (loss) gain on foreign currency hedge of $(182), $61, $(173) and $66, respectively	(90)	(24)	(144)	(52)

Income before income taxes	8,564	3,604	15,712	5,731
Income tax provision (benefit)	226	15	(2)	44

Net income	8,338	3,589	15,714	5,687
Net income attributable to noncontrolling interest	301	5	314	7

Net income attributable to common stockholders	$8,037	$3,584	$15,400	$5,680

Net income per share:
Basic	$0.25	$0.25	$0.62	$0.39

Diluted	$0.25	$0.24	$0.62	$0.38

Weighted average number of common shares outstanding:
Basic	31,911,500	14,625,000	24,684,900	14,625,000

Diluted	32,199,000	14,912,500	24,972,400	14,912,500

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,
	2011	2010
GAAP net income attributable to common stockholders	$8,037	$3,584
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	29	14
Unrealized loss on common stock warrants	46	—

Core Earnings	$8,112	$3,598

Basic	$0.25	$0.25

Diluted	$0.25	$0.24

Basic weighted average number of common shares outstanding	31,911,500	14,625,000

Diluted weighted average number of common shares outstanding	32,199,000	14,912,500

	Six Months Ended June 30,
	2011	2010
GAAP net income attributable to common stockholders	$15,400	$5,680
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	59	29
Unrealized loss on common stock warrants	46	—

Core Earnings	$15,505	$5,709

Basic	$0.63	$0.39

Diluted	$0.62	$0.38

Basic weighted average number of common shares outstanding	24,684,900	14,625,000

Diluted weighted average number of common shares outstanding	24,972,400	14,912,500